Exhibit (a)(1)(B)

LETTER OF TRANSMITTAL

UNITEK GLOBAL SERVICES, INC.
LETTER OF TRANSMITTAL
RE: TENDER OF ELIGIBLE OPTION(S) PURSUANT TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS OR REPLACEMENT OPTIONS DATED DECEMBER 9, 2010

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., EASTERN TIME, ON JANUARY 7, 2011, UNLESS THE OFFER IS EXTENDED.

Important: Read the remainder of this Letter of Transmittal before completing Schedule A attached hereto and signing on page 5.

This Offer only applies to Eligible Options currently outstanding under the following stock option plans:

•	Berliner Communications, Inc. 1999 Securities Plan (the “1999 Plan”);
•	UniTek Holdings, Inc. 2007 Equity Incentive Plan (the “2007 Plan”); and
•	Berliner Communications, Inc. 2009 Omnibus Equity and Incentive Compensation Plan (the “2009 Plan”).

There are three charts on Schedule A that provide information regarding the Eligible Options you hold in Group 1, Group 2 and Group 3, as applicable. If a chart is blank, then you do not hold any Eligible Options in the Group of Eligible Options to which the chart applies.

•	Group 1 Eligible Options are those stock options representing the non-Homerun Portion (as defined below) of the 2007 Plan stock options vested as of December 31, 2010.
•	Group 2 Eligible Options are those stock options representing the non-Homerun Portion of 2007 Plan stock options unvested as of December 31, 2010 and the Homerun Portion of the 2007 Plan stock options.
•	Group 3 Eligible Options are the stock options granted under the 1999 Plan or 2009 Plan, whether vested or unvested.

The “Homerun Portion” of a 2007 Plan stock option grant is the 40% portion of each such stock option grant, whether vested or unvested, that becomes exercisable (at its then current exercise price) if and when the Fair Market Value (as defined below) of the Company’s common stock is at least $168.00 per share (subject to adjustment as set forth in the Offer). The “Fair Market Value” per share of the Company’s common stock on any date means the closing selling price per share of the Company’s common stock on such date as quoted on the applicable stock exchange.

The charts for the Eligible Options in Group 1 and Group 3 include the following information, as applicable: your name, the type of Eligible Option, the grant date; the expiration date; the exercise price per share; the number of shares subject to the Eligible Option; and the applicable vesting terms, unless fully vested.

The chart for the Eligible Options in Group 2 includes the following information for the 2007 Plan stock options, as applicable: your name, the type of Eligible Option, the grant date, the expiration date, and, as to the applicable non-Homerun Portions and Homerun Portions of such options: (i) the number of options representing the non-Homerun Portion of 2007 Plan stock options unvested as of December 31, 2010, the related vesting schedule (unless fully vested) and exercise price per share; and (ii) the number options representing the Homerun Portion of the 2007 Plan stock option, and the related vesting schedule (for both vested and unvested amounts) unless fully vested, the exercise price per share and the current exercise price target of $168.00 per share.

Each tendered Eligible Option set forth on Schedule A accepted by the Company will be cancelled in exchange for either a Restricted Stock Unit grant or a Replacement Option, depending on whether your tendered Eligible Option is in Group 1, Group 2 or Group 3.

In exchange for each tendered Eligible Option in Group 1 and Group 3, you will be granted a Replacement Option under the 2009 Plan. As set forth in the Offer, the Replacement Option(s) will be granted on the first business day following the Expiration Date (the “Date of Grant”) with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) according to the same vesting schedule as is applicable under the Eligible Option it replaces and will have the same expiration date as applicable under the Eligible Option it replaces. If a Replacement Option is granted in exchange for an Eligible Option that is vested at the time of the exchange, such Replacement Option, when granted, will also be vested. Except for the exercise price and the Date of Grant all other material terms and provisions (including post-termination exercise periods) of your Eligible Options shall remain unchanged.

In exchange for the tender of all Eligible Options in Group 2, you will receive a grant of Restricted Stock Units. The Restricted Stock Units will be granted under the 2009 Plan and will represent the right to receive one (1) share of our common stock for each vested Restricted Stock Unit. The number of Restricted Stock Units subject to your grant will be calculated by multiplying the applicable percentage set forth next to your name on Schedule III of the Offer, by the aggregate number of shares subject to your Eligible Options in Group 2 as set forth on Schedule A hereto.

If you want to tender your Eligible Options for exchange, indicate your decision to tender your Eligible Option(s) identified on Schedule A by checking the “Exchange All Eligible Options” box. If you do not want to tender your Eligible Option(s) for exchange, check the “Do Not Exchange All Eligible Options” box.

If you decide to tender your Eligible Option(s), then you must tender all of your Eligible Option(s) in Group 1, Group 2 and Group 3. If you do not clearly mark the “Exchange All Eligible Options” box, your election will default to “Do Not Exchange All Eligible Options.” In that event, none of your Eligible Options will be cancelled, and you will not be granted any Restricted Stock Units or Replacement Options, as applicable.

If you wish to tender your Eligible Option(s) for exchange, all of your Eligible Option(s) in Group 1, Group 2 and Group 3 will be exchanged. If you hold more than one Eligible Option in Group 1, Group 2 or Group 3, you may not select those Eligible Option(s) which you wish to tender, but instead must tender all of your Eligible Option(s).

IMPORTANT: YOU MUST SIGN ON PAGE 5 TO ACKNOWLEDGE YOUR UNDERSTANDING OF THE OFFER AND AGREEMENT TO TENDER YOUR ELIGIBLE OPTIONS.

To: UniTek Global Services, Inc.:

By checking the “Exchange All Eligible Options” box in Schedule A of this Letter of Transmittal (this “Letter”), I understand and agree to all of the following:

1.  I hereby tender all of my Eligible Option(s) identified on Schedule A of this Letter to UniTek Global Services, Inc., a Delaware corporation (“UniTek” or the “Company”), for exchange in accordance with the terms of the offer (the “Offer”) set forth in (1) the Offer to Exchange Certain Outstanding Options for Restricted Stock Units or Replacement Options, dated December 9, 2010 (“Offer Document”), of which I hereby acknowledge receipt, and (2) this Letter. I understand that if a chart is blank on Schedule A, then I do not hold any Eligible Options in the group of Eligible Options to which the chart applies. Each tendered Eligible Option will be cancelled on the Expiration Date (as defined in Paragraph 2 below) and Restricted Stock Units or Replacement Options will be granted on the first business day following the Expiration Date. The date on which the Restricted Stock Units or Replacement Options will be granted is the “Date of Grant.” All other capitalized terms used in this Letter but not defined herein have the meaning assigned to them in the Offer Document.

2.  The Offer is currently set to expire on the Expiration Date, unless UniTek, in its discretion, extends the period of time during which the Offer will remain open. In such event, the term “Expiration Date” will mean the latest time and date at which the Offer, as so extended, expires.

3.  Each of my tendered Eligible Option(s) set forth on Schedule A will be cancelled in exchange for either a Restricted Stock Unit grant or a Replacement Option, depending on whether my tendered Eligible Option is in Group 1, Group 2 or Group 3. In exchange for each tendered Eligible Option in Group 1 and Group 3, I will be granted a Replacement Option under the 2009 Plan. The Replacement Option will be granted on the Date of Grant with an exercise price per share equal to the Fair Market Value of the Company’s common stock on the Date of Grant. Each Replacement Option will be for the same number of shares subject to the Eligible Option it replaces, will vest (to the extent not already vested) on the same vesting schedule of the Eligible Option it replaces and will expire on the same date as the Eligible Option it replaces. Except for the exercise price and the Date of Grant, my Replacement Options will be subject to the same material terms and provisions (including post-termination exercise periods) as the Eligible Options they replace.

4.  In exchange for each tendered Eligible Option in Group 2, I will receive a Restricted Stock Unit grant. Restricted Stock Units will be granted under the 2009 Plan and will represent the right to receive one (1) share of our common stock for each vested Restricted Stock Unit. The number of Restricted Stock Units I am eligible to be granted will be calculated by multiplying the applicable percentage set forth next to my name on Schedule III, by the aggregate number of shares subject to my Eligible Options in Group 2. Restricted Stock Units will vest in accordance with the following schedule: 20% shall vest on the later of the Date of Grant or January 1, 2011 and 20% shall vest on each of July 1, 2011, July 1, 2012, July 1, 2013 and July 1, 2014; provided that I remain in continuous employment or service with UniTek as of each applicable vesting date. I understand that in general, if my employment or service ceases for any reason other than termination by the Company due to Just Cause Dismissal (as defined in the 2009 Plan), before the Restricted Stock Units vest, I will only be entitled to be issued shares of common stock with respect to the Restricted Stock Units that vested prior to my termination date and any Restricted Stock Units that are unvested as of my termination date will be forfeited and I will have no further rights with respect to those unvested Restricted Stock Units. If I am terminated by the Company due to a Just Cause Dismissal (as defined in the 2009 Plan), any Restricted Stock Units that have not yet vested as of my termination date will be forfeited, and any vested Restricted Stock Units that have vested but with respect to which no shares have yet been issued as of my termination date will also be forfeited and I will have no further rights with respect to such Restricted Stock Units (whether vested or unvested).

5.  I also understand that notwithstanding the above vesting description for Restricted Stock Units, if I am a Management Officer (as defined in the Offer) with an employment agreement which provides that 100% of all unvested equity awards (which would include the Restricted Stock Units) will vest, accelerate and pay upon a termination of employment without Cause (as such term is defined in the applicable employment agreement), resignation for Good Reason (as such term is defined in the applicable employment agreement) or upon the expiration of the applicable employment agreement, then the foregoing vesting description will not apply and instead, the terms of the employment agreement will apply and will govern the accelerated vesting of the Restricted Stock Units upon the occurrence of the events set forth in the employment agreements.

6.  If a Change in Control (as defined in the 2009 Plan) occurs while I am in the continuous employment or service of the Company, any Restricted Stock Units that have not yet vested will automatically accelerate and become fully vested as of the date of the Change in Control. Once the Restricted Stock Units become vested, shares of common stock underlying my vested Restricted Stock Units will be issued to me within 30 days following the applicable vesting date. The issued shares will be freely tradable, subject to (i) applicable securities laws, (ii) withholding taxes and (iii) the Company’s normal insider trading policies and any other market blackout periods the Company may impose from time to time. The Restricted Stock Units will be subject to a Phantom Share Award Agreement which I must sign if I hold Eligible Options in Group 2.

7.  If I cease to be employed by UniTek or its subsidiaries (or in service as a director of UniTek) after I tender my Eligible Option(s) but before UniTek accepts such Eligible Option(s) for exchange, my Eligible Option(s) will not be exchanged, and I will not be granted any Restricted Stock Units or Replacement Options.

8.  Until the Expiration Date, I will have the right to withdraw my tendered Eligible Option(s).

9.  The tender of my Eligible Option(s) pursuant to the procedure described in Section 4 of the Offer Document and the instructions to this Letter will constitute my acceptance of all of the terms and conditions of the Offer. Acceptance by UniTek of my tendered Eligible Option(s) for exchange pursuant to the Offer will constitute a binding agreement between UniTek and me upon the terms and subject to the conditions of the Offer.

10.  I am the registered holder of the Eligible Option(s) tendered hereby.

11.  I acknowledge that I am not required to tender my Eligible Option(s) pursuant to the Offer and that participation in the Offer is completely voluntary.

12.  Shares will only be issued with respect to the Restricted Stock Units granted in exchange for my tendered Eligible Option(s) in Group 2, to the extent I vest in the Restricted Stock Units during my period of continued employment with UniTek or any subsidiary (or in service as a director of UniTek). Shares will only be issued with respect to the Replacement Option(s) granted in exchange for my tendered Eligible Option(s) in Group 1 and Group 3, to the extent I vest in the Replacement Option(s) during my period of continued employment with UniTek or any subsidiary (or in service as a director of UniTek) and I choose to exercise such Replacement Option(s).

13.  This is an “all or nothing” offer. I understand that in order to accept this Offer with respect to any Eligible Options I hold in Group 1, Group 2 or Group 3, I must tender all Eligible Option(s) I hold in Group 1, Group 2 and Group 3.

14.  The Restricted Stock Units or Replacement Options will be granted on the next business day following UniTek’s acceptance and cancellation of my tendered Eligible Option(s).

15.  The Restricted Stock Units granted in exchange for tendered Eligible Options in Group 2 will be subject to the terms of the 2009 Plan and the Restricted Stock Unit Grant Agreement evidencing the grant of Restricted Stock Units. The Replacement Options granted in exchange for tendered Eligible Options in Group 1 and Group 3 will be subject to the terms of the 2009 Plan and the Stock Option Grant Agreement evidencing the grant of Replacement Options. If applicable, my Restricted Stock Units will have a new vesting schedule, as described in the Offer and this Letter. If applicable, my Replacement Options will vest according the same vesting schedule as the Eligible Options they replace in Group 1 and Group 3.

16.  UniTek cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisors as to the consequences of participating or not participating in the Offer.

17.  Under certain circumstances set forth in the Offer Document, UniTek may terminate or amend the Offer and postpone its acceptance of the tendered Eligible Option(s) for exchange. Should the Eligible Option(s) tendered herewith not be accepted for exchange, such Eligible Option(s) shall remain outstanding following the expiration or termination of the Offer and I will not be granted Restricted Stock Units or Replacement Option(s), as applicable.

I understand that neither UniTek nor the UniTek Board is making any recommendation as to whether I should tender or refrain from tendering my Eligible Option(s) for exchange, and that I must make my own decision whether to tender my Eligible Option(s) after taking into account my own personal circumstances and preferences. I understand that past and current market prices of UniTek common stock may provide little or no basis for predicting what the market price of UniTek common stock will be now or at any time in the future.

SIGNATURE OF OPTIONEE

Signature of Optionee Optionee’s Name (please print in full) Date: Address: Office Telephone: (___) Email address:

Please read the instructions to this Letter of Transmittal and then complete the “Exchange All Eligible Options” box or “Do Not Exchange All Eligible Options” box on Schedule A, sign and date the signature block on page 5 and return the entire Letter of Transmittal (including the instructions) to via regular mail or overnight delivery to UniTek Global Services, Inc., 1777 Sentry Parkway West, Gwynedd Hall, Suite 302, Blue Bell, Pennsylvania 19422, Attn: Kyle M. Hall or by email to tenderoffer@unitekgs.com or by facsimile to (215) 525-0592, Attn: Kyle M. Hall.

DELIVERY OF THIS LETTER OF TRANSMITTAL TO A PHYSICAL OR EMAIL ADDRESS
OTHER THAN THE ADDRESSES ABOVE OR TRANSMISSION VIA FACSIMILE
TO A NUMBER OTHER THAN THE FACSIMILE NUMBER ABOVE
WILL NOT CONSTITUTE A VALID DELIVERY.

INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.  Delivery of Letter of Transmittal.  A properly completed and duly executed original of the entire Letter of Transmittal (including the instructions), or a facsimile or email thereof, must be received by UniTek, at the physical address, email address or facsimile number set forth on the signature page of the Letter of Transmittal, by 11:59 p.m. Eastern Time on the Expiration Date.

The method by which you deliver the Letter of Transmittal is at your election and risk, and the delivery will be deemed made only when actually received by UniTek. If you elect to deliver your Letter of Transmittal by facsimile, UniTek recommends that you retain the fax transmittal receipt. You should in all events allow sufficient time to ensure timely delivery.

Tenders of Eligible Option(s) made pursuant to the Offer may be withdrawn up to 11:59 p.m. Eastern Time on the Expiration Date. If the Offer is extended by UniTek beyond that time, you may withdraw your tendered Eligible Option(s) at any time until the extended expiration of the Offer. In addition, if UniTek does not accept your tendered options by 11:59 p.m. Eastern Time on the Expiration Date, you may withdraw your tendered Eligible Option(s) at any time thereafter until such options are accepted for exchange. To validly withdraw your tendered Eligible Option(s), you must deliver a written notice of withdrawal, or email or facsimile thereof, with the required information to UniTek while you still have the right to withdraw your tendered Eligible Option(s). Withdrawals may not be rescinded, and any Eligible Option(s) withdrawn will thereafter be deemed not to have been properly tendered for purposes of the Offer, unless the withdrawn Eligible Option(s) are properly re-tendered prior to the Expiration Date by following the tendering procedures described above.

UniTek will not accept any alternative, conditional or contingent tenders. All persons tendering Eligible Option(s) shall, by execution of this Letter of Transmittal (or email or facsimile of it), waive any right to receive any notice of the acceptance of their tender, except as provided for in the Offer.

2.  Tenders.  If you intend to tender your Eligible Option(s) pursuant to the Offer, you must complete the “Exchange All Eligible Options” or “Do Not Exchange All Eligible Options” box on Schedule A of the Letter of Transmittal and follow the procedures described in Instruction 1. If you decide to tender your Eligible Option(s), you must tender all Eligible Options subject to the Offer as set forth in the charts on Schedule A. If a chart is blank on Schedule A, then you do not hold any Eligible Options in the Group of Eligible Options to which the chart applies.

3.  Signatures on This Letter of Transmittal.  You must sign the Letter of Transmittal.

4.  Requests for Assistance or Additional Copies.  Any questions or requests for assistance or additional copies may be directed to Kyle M. Hall at (866) 308-3462 or via email tenderoffer@unitekgs.com. Copies will be furnished promptly at UniTek’s expense.

5.  Irregularities.  UniTek will determine, in its discretion, all questions as to the form of documents and the validity, form, eligibility (including time of receipt), and acceptance of any tendered Eligible Option. UniTek will also decide, in its discretion, all questions as to the number of shares subject to Eligible Option(s) or to be subject to Restricted Stock Units or Replacement Options granted in exchange therefor. The determination of such matters by UniTek will be final and binding on all parties. UniTek reserves the right to reject any or all tenders it determines do not comply with the conditions of the Offer, are not in proper form or the acceptance of which would be unlawful. UniTek also reserves the right to waive any of the conditions of the Offer or any defect or irregularity in the tender with respect to any particular Eligible Option or any particular Optionee, and if UniTek waives a condition of the Offer as to one Optionee, UniTek will waive that condition for all Optionees. UniTek’s interpretation of the terms of the Offer (including these instructions) will be final and binding on all parties. No tender of an Eligible Option will be deemed to be properly made until all defects and irregularities have been cured by the tendering optionee or waived by UniTek. Unless waived, any defects or irregularities in connection with the tender of an Eligible Option must be cured within such time as UniTek shall determine. Neither UniTek nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for failure to give any such notice.

6.  Important Tax Information.  You should refer to Section 14 of the Offer Document, which contains important U.S. federal tax information concerning the Offer. You are strongly encouraged to consult with your own tax advisors as to the tax consequences of your participation in the Offer.

7.  Copies.  You should make a copy of the Letter of Transmittal, after you have completed and signed it, for your records.

IMPORTANT: THE LETTER OF TRANSMITTAL (OR AN EMAIL OR FACSIMILE COPY) MUST BE RECEIVED BY UNITEK BY 11:59 P.M. EASTERN TIME ON THE EXPIRATION DATE.

Schedule A

Group 1 Eligible Option Chart

Name	Type of Eligible Option (Vested Non-Homerun Portion)	Eligible Option Grant Date	Eligible Option Expiration Date	Eligible Option Exercise Price Per Share(1)	Total Number of Shares Subject to Eligible Option(1)	Vesting Schedule for Eligible Option

Group 2 Eligible Option Chart

Name	Type of Eligible Option (Vested Homerun Portion, Unvested Non-Homerun Portion, Unvested Homerun Portion)	Eligible Option Grant Date	Eligible Option Expiration Date	Eligible Option Exercise Price Per Share(1)	Total Number of Shares Subject to Eligible Option(1)	Current Stock Price Exercise Target for Homerun Portion(1)	Vesting Schedule for Eligible Option

Calculated based on Percentage as set forth next to your name on Schedule III in the Offer

Total Number of Restricted Stock Units That Will be Granted to You If You Elect to Exchange Your Eligible Options In Group 2
__________

Group 3 Eligible Option Chart

Name	Eligible Option Grant Date	Eligible Option Expiration Date	Eligible Option Exercise Price Per Share(1)		Total Number of Shares Subject to Eligible Option(1)	Vesting Schedule for Eligible Option
_______	__/__/__	__/__/__	$	_____	_______	_______

(1)	The Eligible Option Exercise Price Per Share, Total Number of Shares Subject to Eligible Option and the Current Stock Price Exercise Target for Homerun Portion amounts reflect the one-for-28 Prior Reverse Split and one-for-two Planned Reverse Split as defined in the Offer.

Note: On December 6, 2010, the closing price of our common stock on the NASDAQ Global Market was $4.74 per share. This price does not reflect the one-for-two Planned Reverse Split of the Company’s common stock that is discussed in the Offer and should become effective on December 20, 2010. Shares of the Company’s common stock are quoted on the NASDAQ Global Market under the symbol “UNTK.”

Election to Exchange or Not Exchange All Eligible Options

Exchange All Eligible Options	Do Not Exchange All Eligible Options
☐	☐